UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2009

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.           Costs Associated with Exit or Disposal Activities.

On July 7, 2009, YTB International, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing that on June 30, 2009, the Company and REZConnect Technologies, Inc. (“REZConnect”), formerly a wholly-owned subsidiary of the Company, entered into an Employment Severance Agreement (the “Employment Severance Agreement”) with Michael and Derek Brent, former Chief Executive Officer and President of REZConnect, respectively, in connection with their separation from the Company. This action resulted in the termination of the employment agreements of Michael and Derek Brent. The terms of the separation are more fully discussed in Item 1.01 of the initial Form 8-K.

At the time the Company filed the initial Form 8-K, it was unable, in good faith, to make a determination of the estimates of the total amount of costs to be incurred in connection with the transaction. On July 17, 2009, the Company determined the costs to be incurred in connection with the termination of Michael and Derek Brent, as described below.

The contract termination costs associated with the separation of Michael and Derek Brent total approximately $950,000 and $1,399,000, respectively, or approximately $2,349,000 in the aggregate. These amounts include the value of Company stock and cash payments due to each of Michael and Derek Brent pursuant to the terms of the Employment Severance Agreement and will result in future cash expenditures of approximately $629,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: July 21, 2009	By:	/s/ John Clagg

Name: John Clagg
Title: Chief Financial Officer and Treasurer

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